Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated May 10, 2020 on our audits of the consolidated financial statements of Aixin Life International, Inc. (the “Company”) as of and for the years ended December 31, 2019 and 2018, respectively, which report was included in the Annual Report on Form 10-K of the Company filed May 14, 2020 in the Company’s Registration Statement on Form S-8 (Registration No. 333-229182)

Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

KCCW Accountancy Corp. Certified Public Accountants

Diamond Br, California

May 14, 2020